Exhibit 99.1

Asensus Surgical Announces Purchase of Senhance Robotic System by Loginov Moscow Clinical Scientific Center

Loginov Moscow is the first Russian hospital to initiate a Senhance Surgical System program

RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)-- Sept. 27, 2021-- Asensus Surgical, Inc. (NYSE American: ASXC), a medical device company that is digitizing the interface between the surgeon and the patient to pioneer a new era of Performance-Guided Surgery™, today announced that Loginov Moscow Clinical Scientific Center, located in Moscow, Russia, has initiated its Senhance® Robotic Surgery program following the purchase of a Senhance Surgical System. The installation represents the first Senhance Surgical System to be used within Russia.

“We are thrilled to be partnering with such an innovative, forward-thinking institution for our first Senhance program within Russia,” said Anthony Fernando, Asensus Surgical President and CEO. “We share a commitment to advancing patient outcomes through the use of new minimally invasive technologies and look forward to helping Loginov expand their offerings to patients.’’

Asensus Surgical's technology platform, Senhance Surgical System, is the first of its kind digital laparoscopic platform that leverages augmented intelligence to provide unmatched performance and patient outcomes through machine learning. Senhance goes beyond the typical surgical robotic systems, providing surgical assurance through haptic feedback, eye-tracking camera control, and 3D visualization, and is the first platform to offer 3 mm instruments (the smallest instrument available in the world on a robotic surgical platform). The Senhance Surgical System is powered by the Intelligent Surgical Unit™ (ISU™). The ISU enables machine vision-driven control of the camera for a surgeon by responding to commands and recognizing certain objects and locations in the surgical field, and allows a surgeon to change the visualized field of view using the movement of their instruments. The newest ISU features expand upon these capabilities and introduce more advanced features including: 3D measurement, digital tagging, image enhancement, and enhanced camera control based on real-time data from anatomical structures while performing surgery.

“Our team has been successfully and for many years developing minimally invasive surgical technologies that help our patients fast-track a return to an active life while preserving an optimal therapeutic approach. We are ready to utilize the Senhance Surgical System as part of our therapeutic options and hope that its use will allow us to achieve even safer and more reproducible surgery outcomes and ensure that a higher number of patients enjoy favorable effects of minimal invasive surgery", said Professor Igor Khatkov, Head of the Loginov Moscow Clinical Scientific Center.

About Loginov Moscow Clinical Scientific Center

The Loginov Moscow Clinical Scientific Center (The Loginov MCSC) is one of the largest and most innovative institutions funded by the Moscow Health Department. The Loginov MCSC is a multi-disciplinary clinical, research, and training center hosting 48 medical departments, employing around 500 doctors, and performing more than 13,000 annual operations. The Loginov MCSC is headed by Professor Igor Khatkov, a proponent of minimally invasive surgical technologies and a world leader in laparoscopic pancreatic surgery. Since its founding in July 2013, The Loginov MCSC has spent considerable resources on educational activities. The training center trains specialists in 12 medical specialties in residency and four specialties in fellowship. The center features a program for the development of robotic surgery, headed by Professor Nikolay Matveev, carried out in cooperation with the Department of Surgery of the Biomedical Faculty, Pirogov Russian National Research Medical University. To learn more please visit: https://mknc.ru/.

About Asensus Surgical, Inc.

Asensus Surgical, Inc. is digitizing the interface between the surgeon and patient to pioneer a new era of Performance-Guided Surgery by unlocking clinical intelligence for surgeons to enable consistently superior outcomes and a new standard of surgery. This builds upon the foundation of Digital Laparoscopy with the Senhance Surgical System powered by the Intelligent Surgical Unit (ISU) to increase surgeon control and reduce surgical variability. With the addition of machine vision, augmented intelligence, and deep learning capabilities throughout the surgical experience, we intend to holistically address the current clinical, cognitive and economic shortcomings that drive surgical outcomes and value-based healthcare. Learn more about Performance-Guided Surgery and Digital Laparoscopy with the Senhance Surgical System here: www.senhance.com. Now available for sale in the US, EU, Japan, Russia, and select other countries. For a complete list of indications for use, visit: www.senhance.com/indications. For more information, visit www.asensus.com.

Forward-Looking Statements

This press release includes statements relating to the Senhance Surgical System and The Loginov Moscow Clinical Scientific Center hospital initiating a program with the Senhance System. These statements and other statements regarding our future plans and goals constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations and include whether the Senhance Surgical System will help Loginov Moscow Clinical Scientific Center expand their minimally invasive offerings to patients and whether the use of the Senhance Surgical System will allow Loginov Moscow Clinical Scientific Center to achieve even safer and more reproducible surgery outcomes and ensure that a higher number of patients enjoy favorable effects of minimal invasive surgery. For a discussion of the risks and uncertainties associated with the Company’s business, please review our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 11, 2021 and our other filings we make with the SEC. You are cautioned not to place undue reliance on these forward looking statements, which are based on our expectations as of the date of this press release and speak only as of the origination date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

INVESTOR CONTACT:

Mark Klausner or Mike Vallie, 443-213-0499

invest@asensus.com

or

MEDIA CONTACT:

Kristin Schaeffer, 858-354-8850

CG Life

kschaeffer@cglife.com